Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Mike Neese	Sara Matheu
(847) 232-5894	(773) 580-3775
Michael.Neese@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Third Quarter Fiscal Year 2026 Earnings
Grew Net Sales 2.1% to $10.4 Billion, Net Income 42.5% to $218 Million and Diluted EPS 49.3% to $1.00
Grew Adjusted EBITDA 9.9% to $555 Million and Adjusted Diluted EPS 17.8% to $1.26
Independent Restaurant Case Growth of 5.0%
Acquired Prime Line Distributors in October and Repurchased $191 Million of USFD Shares

ROSEMONT, Ill. (BUSINESS WIRE) Nov. 5, 2026 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the third quarter of fiscal year 2026.

Third Quarter Fiscal 2026 Highlights
•Total case volume increased 1.3%; independent restaurant case volume increased 5.0%
•Net sales increased 2.1% to $10.4 billion
•Gross profit increased 8.6% to $1.9 billion
•Net income increased 42.5% to $218 million
•Net income margin increased 60 basis points to 2.1%
•Adjusted EBITDA1 increased 9.9% to $555 million
•Adjusted EBITDA margin1 increased 38 basis points to 5.3%
•Diluted EPS increased 49.3% to $1.00; Adjusted Diluted EPS1 increased 17.8% to $1.26

“Our third quarter results reflect the strength of our strategy and disciplined execution, with continued market share gains and strong earnings growth,” said Dave Flitman, Chair of the Board and CEO. “We again delivered 5% Independent Restaurant case growth and extended our track record of share gains to 22 consecutive quarters with Independent Restaurants and 24 consecutive quarters with Healthcare. Building on the progress we have made over the past several years, our team continues to demonstrate the impact of our self-help initiatives and laser focus on execution, driving 10% Adjusted EBITDA growth and 18% Adjusted Diluted EPS growth.”

“We continue to advance our digital ecosystem and AI initiatives, which are driving topline growth, productivity gains and margin expansion. We are also excited to have completed the acquisition of Prime Line, a specialty distributor of gourmet Italian products that broadens our specialty and imported assortment while adding complementary capabilities to Pronto and our broadline business. I am grateful to our 30,000 associates for their continued dedication to our customers and everything they do to help our customers Make It.”

1 This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted EPS and Adjusted EBITDA margin, that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Please refer to the “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” sections of this press release for the definitions and reconciliation of any non-GAAP financial measures to their respective most comparable financial measure calculated in accordance with GAAP.

“Our third quarter performance reflects continued topline growth and EBITDA margin expansion, driven by ongoing operational excellence and disciplined cost management,” added Dirk Locascio, CFO. “Based on our year-to-date results and fourth quarter expectations, we have tightened our full-year outlook to reflect the reality of a sustained slower macroeconomic environment and the impact of elevated fuel costs. Despite these external headwinds, we continue to compound Adjusted EPS growth at a double-digit rate, generate strong cash flow and maintain a healthy balance sheet, providing the flexibility to invest in the business, pursue strategic tuck-in acquisitions such as Prime Line and return capital to shareholders.”

Third Quarter Fiscal Year 2026 Results
Total case volume increased 1.3% from the prior year driven by a 5.0% increase in independent restaurant case volume, a 3.3% increase in healthcare volume and a 3.7% increase in hospitality volume, partially offset by a 1.5% decrease in chain volume. Total organic case volume increased 1.2%, which includes 5.0% organic independent restaurant case volume growth. Net sales of $10.4 billion for the quarter increased 2.1% from the prior year, driven by case volume growth and food cost inflation of 0.4%.

Gross profit of $1.9 billion increased by $151 million, or 8.6%, from the prior year, primarily as a result of an increase in total case volume, improved cost of goods sold, and a $49 million favorable year-over-year LIFO adjustment. Gross profit as a percentage of Net sales was 18.3%. Adjusted Gross profit was $1.9 billion, an increase of $102 million, or 5.7% from the prior year. Adjusted Gross profit as a percentage of Net sales was 18.3%.

Operating expenses of $1.5 billion increased by $62 million, or 4.2%, from the prior year, primarily as a result of an increase in total case volume and higher distribution, selling and administrative costs, partially offset by actions to streamline administrative processes and costs. Operating expenses as a percentage of Net sales were 14.7%. Adjusted Operating expenses were $1.3 billion, an increase of $52 million, or 4.0% from the prior year. Adjusted Operating expenses as a percentage of Net sales were 12.9%.

Net income of $218 million increased by $65 million, or 42.5%, from the prior year. Net income margin was 2.1%, an increase of 60 basis points compared to the prior year. Adjusted EBITDA of $555 million increased by $50 million, or 9.9%, from the prior year. Adjusted EBITDA margin was 5.3%, an increase of 38 basis points compared to the prior year. Diluted EPS was $1.00; Adjusted Diluted EPS was $1.26.

Cash Flow and Debt
Cash flow provided by operating activities for the first nine months of fiscal year 2026 and 2025 was $1,160 million and $1,076 million driven by higher net income in the current period. Cash capital expenditures for the first nine months of fiscal year 2026 totaled $266 million, a decrease of $10 million from the prior year, related to investments in information technology, property and equipment and construction of and improvements to distribution facilities.

Net Debt at the end of the third quarter of fiscal year 2026 was $5.1 billion. The ratio of Net Debt to Adjusted EBITDA was 2.4x at the end of the third quarter of fiscal year 2026, compared to 2.7x at the end of fiscal year 2025.

During the third quarter of fiscal year 2026, the Company repurchased $191 million of common stock and for the first nine months of fiscal year 2026 repurchased $690 million of common stock, inclusive of fees, commissions, and any related excise tax. The Company had $450 million in remaining funds authorized under the November 2025 share repurchase program.

M&A Update
Subsequent to quarter-end, the Company closed on its acquisition of Prime Line Distributors, an independent specialty food distributor based in Fort Lauderdale, Florida.

Outlook for Fiscal Year 20262
The Company is updating its Fiscal Year 2026 guidance previously provided on February 12, 2026 of:
•Net Sales growth of 4% to 5%, compared to previous guidance of 4% to 6%
•Adjusted EBITDA growth of 9% to 11%, compared to previous guidance of 9% to 13%
•Adjusted Diluted EPS growth of 18% to 20%, compared to previous guidance of 18% to 24%

The guidance provided above includes the impact of a 53rd week in fiscal year 2026, which is expected to add approximately 1% to total case growth and Adjusted EBITDA growth.

Conference Call and Webcast Information
US Foods will host a live webcast to discuss the third quarter of fiscal year 2026 results on Thursday, November 5, 2026, at 8 a.m. CST. The call can also be accessed live over the phone by dialing (888) 660-6196; the conference ID number is USFDQ326. Presentation slides will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 customer locations to help their businesses succeed. With more than 70 broadline locations and more than 90 cash and carry stores, US Foods and its 30,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

2 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring activity and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and divestiture costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, forecasted financial performance, statements about future results of operations and other statements which are not purely historical facts or that necessarily depend upon future events, including those under the heading “Outlook for Fiscal Year 2026.” These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words). These statements are not guarantees of future performance or results and are subject to risks, uncertainties and other important factors, many of which are beyond our control, that could cause actual results to differ materially from those expressed in the forward-looking statements, including, among others: changes in consumer eating habits, including economic factors affecting consumer confidence and discretionary spending and the impact of advancements in pharmaceutical therapies, which may reduce the consumption of food prepared away from home; cost inflation/deflation and commodity volatility, including increases in fuel costs; geopolitical developments and supply chain disruptions; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business and achieve the expected benefits from cost savings initiatives; the impact of climate change or related regulatory or market measures; the impact of governmental regulations related to our operations, including product safety; product recalls and product liability claims; our reputation in the industry; labor relations, increased labor costs and continued access to qualified labor; the level of interest rates and availability of indebtedness and restrictions under agreements governing our indebtedness; disruption of existing technologies and implementation of new technologies, including artificial intelligence; cybersecurity incidents and other technology disruptions; effective execution of the Company’s growth strategy, including our ability to identify suitable acquisition targets, consummate acquisitions on favorable terms and successfully integrate acquired businesses; risks to the health and safety of our associates and others; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and the timing and scope of future repurchases by US Foods of its common stock.

More information on these risks and other potential factors that could affect the Company’s business, reputation, results of operations, financial condition, and stock price is included in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are based on information available to us on the date hereof. For these statements, the Company claims the protection of the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Except to the extent required by law, the Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring activity and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total Net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring activity and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, amortization expense, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	September 26, 2026	December 27, 2025

ASSETS
Current assets:
Cash and cash equivalents	$54	$41
Accounts receivable, less allowances of $33 and $30	2,249	2,026
Vendor receivables, less allowances of $7 and $7	266	173
Inventories—net	1,730	1,711
Prepaid expenses	156	153
Other current assets	26	60
Total current assets	4,481	4,164
Property and equipment—net	2,735	2,681
Goodwill	5,796	5,794
Other intangibles—net	737	781
Other assets	615	523
Total assets	$14,364	$13,943

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$165	$168
Accounts payable	2,819	2,447
Accrued expenses and other current liabilities	909	839
Current portion of long-term debt	152	137
Total current liabilities	4,045	3,591
Long-term debt	4,952	5,063
Deferred tax liabilities	439	426
Other long-term liabilities	593	556
Total liabilities	10,029	9,636
Shareholders’ equity:
Common stock	3	3
Additional paid-in capital	3,886	3,777
Retained earnings	3,288	2,679
Accumulated other comprehensive income	48	48
Treasury Stock	(2,890)	(2,200)
Total shareholders’ equity	4,335	4,307
Total liabilities and shareholders' equity	$14,364	$13,943

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	For the 13 weeks ended		For the 39 weeks ended
(in millions, except per share data)	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Net sales	$10,402	$10,191	$30,544	$29,624
Cost of goods sold	8,498	8,438	25,068	24,480
Gross profit	1,904	1,753	5,476	5,144
Distribution, selling and administrative costs	1,499	1,458	4,405	4,246
Restructuring activity and asset impairment charges	34	13	41	20
Total operating expenses	1,533	1,471	4,446	4,266
Operating income	371	282	1,030	878
Other income—net	—	—	(4)	(3)
Interest expense—net	78	76	230	227
Income before income taxes	293	206	804	654
Income tax provision	75	53	195	162
Net income	$218	$153	$609	$492

Net income per share
Basic	$1.01	$0.68	$2.79	$2.15
Diluted	$1.00	$0.67	$2.76	$2.12

Weighted-average common shares outstanding
Basic	215.7	225.5	218.2	228.8
Diluted	217.7	228.4	220.5	231.8

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	For the 39 weeks ended
($ in millions)	September 26, 2026	September 27, 2025
Cash flows from operating activities:
Net income	$609	$492
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	360	345
Deferred tax provision	13	46
Share-based compensation expense	76	64
Provision for doubtful accounts	31	27
Other non-cash activities	21	18
Changes in operating assets and liabilities:
Increase in receivables	(346)	(329)
Increase in inventories	(19)	(56)
Increase (decrease) in prepaid expenses and other assets	47	(9)
Increase in accounts payable and cash overdraft liability	376	407
(Decrease) increase in accrued expenses and other liabilities	(8)	71
Net cash provided by operating activities	1,160	1,076
Cash flows from investing activities:
Proceeds from sales of property and equipment	4	6
Proceeds from divestitures	—	38
Purchases of property and equipment	(266)	(276)
Cash paid for acquisitions	(2)	(87)
Net cash used in investing activities	(264)	(319)
Cash flows from financing activities:
Principal payments on debt and financing leases	(7,637)	(7,165)
Proceeds from debt borrowings	7,410	7,015
Repurchase of common stock	(635)	(602)
Debt financing costs and fees	(4)	—
Proceeds from employee stock purchase plan	23	22
Proceeds from exercise of stock options	11	6
Purchase of interest rate caps	—	(1)
Tax withholding payments for net share-settled equity awards	(51)	(35)
Net cash used in financing activities	(883)	(760)
Net increase (decrease) in cash, cash equivalents and restricted cash	13	(3)
Cash, cash equivalents and restricted cash—beginning of period	41	59
Cash, cash equivalents and restricted cash—end of period	$54	$56
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$239	$240
Income taxes paid—net	143	86
Property and equipment purchases included in accounts payable	67	62
Leased assets obtained in exchange for financing lease liabilities	128	172
Leased assets obtained in exchange for operating lease liabilities	114	88

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the 13 weeks ended
(in millions, except per share data)	September 26, 2026		September 27, 2025		Change	%
Net income and Net income margin (GAAP)	$218	2.1%	$153	1.5%	$65	42.5%
Interest expense—net	78		76		2	2.6%
Income tax provision	75		53		22	41.5%
Depreciation expense	109		103		6	5.8%
Amortization expense	14		15		(1)	(6.7)%
EBITDA and EBITDA margin (Non-GAAP)	494	4.7%	400	3.9%	94	23.5%
Adjustments:
Restructuring activity and asset impairment charges(1)	34		13		21	161.5%
Share-based compensation expense(2)	22		19		3	15.8%
LIFO reserve adjustments (3)	(3)		46		(49)	(106.5)%
Business transformation costs(4)	5		18		(13)	(72.2)%
Business acquisition, integration related costs, divestitures and other(5)	3		9		(6)	(66.7)%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	555	5.3%	505	5.0%	50	9.9%
Depreciation expense	(109)		(103)		(6)	5.8%
Interest expense—net	(78)		(76)		(2)	2.6%
Income tax provision, as adjusted(6)	(93)		(81)		(12)	14.8%
Adjusted Net income (Non-GAAP)	$275		$245		$30	12.2%

Diluted EPS (GAAP)	$1.00		$0.67		$0.33	49.3%
Restructuring activity and asset impairment charges(1)	0.16		0.06		0.10	166.7%
Share-based compensation expense(2)	0.10		0.08		0.02	25.0%
LIFO reserve adjustment(3)	(0.01)		0.20		(0.21)	(105.0)%
Business transformation costs(4)	0.02		0.08		(0.06)	(75.0)%
Business acquisition, integration related costs, divestitures and other(5)	0.01		0.04		(0.03)	(75.0)%
Income tax provision, as adjusted(6)	(0.02)		(0.06)		0.04	(66.7)%
Adjusted Diluted EPS (Non-GAAP)(7)	$1.26		$1.07		$0.19	17.8%

Weighted-average diluted shares outstanding	217.7		228.4

Gross profit (GAAP)	$1,904		$1,753		$151	8.6%
LIFO reserve adjustment(3)	(3)		46		(49)	(106.5)%
Adjusted Gross profit (Non-GAAP)	$1,901		$1,799		$102	5.7%

Operating expenses (GAAP)	$1,533		$1,471		$62	4.2%
Depreciation expense	(109)		(103)		(6)	5.8%
Amortization expense	(14)		(15)		1	(6.7)%
Restructuring activity and asset impairment charges(1)	(34)		(13)		(21)	161.5%
Share-based compensation expense(2)	(22)		(19)		(3)	15.8%
Business transformation costs(4)	(5)		(18)		13	(72.2)%
Business acquisition, integration related costs, divestitures and other(5)	(3)		(9)		6	(66.7)%
Adjusted Operating expenses (Non-GAAP)	$1,346		$1,294		$52	4.0%
NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and other impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For the 13 weeks ended September 26, 2026 and September 27, 2025, respectively, business transformation costs related to projects associated with information technology infrastructure initiatives and related workforce efficiencies.
(5)Includes: (i) aggregate acquisition, integration related costs and divestiture costs of $1 million and $6 million for the 13 weeks ended September 26, 2026 and September 27, 2025, respectively, and (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(6)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the 39 weeks ended
(in millions, except per share data)	September 26, 2026		September 27, 2025		Change	%
Net income and Net income margin (GAAP)	$609	2.0%	$492	1.7%	$117	23.8%
Interest expense—net	230		227		3	1.3%
Income tax provision	195		162		33	20.4%
Depreciation expense	318		303		15	5.0%
Amortization expense	42		42		—	—%
EBITDA and EBITDA margin (Non-GAAP)	1,394	4.6%	1,226	4.1%	168	13.7%
Adjustments:
Restructuring activity and asset impairment charges(1)	42		20		22	110.0%
Share-based compensation expense(2)	76		64		12	18.8%
LIFO reserve adjustments (3)	30		65		(35)	(53.8)%
Business transformation costs(4)	22		38		(16)	(42.1)%
Business acquisition, integration related costs, divestitures and other(5)	8		29		(21)	(72.4)%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	1,572	5.1%	1,442	4.9%	130	9.0%
Depreciation expense	(318)		(303)		(15)	5.0%
Interest expense—net	(230)		(227)		(3)	1.3%
Income tax provision, as adjusted(6)	(258)		(231)		(27)	11.7%
Adjusted Net income (Non-GAAP)	$766		$681		$85	12.5%

Diluted EPS (GAAP)	$2.76		$2.12		$0.64	30.2%
Restructuring activity and asset impairment charges(1)	0.19		0.09		0.10	111.1%
Share-based compensation expense(2)	0.34		0.28		0.06	21.4%
LIFO reserve adjustments (3)	0.14		0.28		(0.14)	(50.0)%
Business transformation costs(4)	0.10		0.16		(0.06)	(37.5)%
Business acquisition, integration related costs, divestitures and other(5)	0.04		0.13		(0.09)	(69.2)%
Income tax provision, as adjusted(6)	(0.10)		(0.12)		0.02	(16.7)%
Adjusted Diluted EPS (Non-GAAP)(7)	$3.47		$2.94		$0.53	18.0%

Weighted-average diluted shares outstanding	220.5		231.8

Gross profit (GAAP)	$5,476		$5,144		$332	6.5%
LIFO reserve adjustments(3)	30		65		(35)	(53.8)%
Adjusted Gross profit (Non-GAAP)	$5,506		$5,209		$297	5.7%

Operating expenses (GAAP)	$4,446		$4,266		$180	4.2%
Depreciation expense	(318)		(303)		(15)	5.0%
Amortization expense	(42)		(42)		—	—%
Restructuring activity and asset impairment charges(1)	(42)		(20)		(22)	110.0%
Share-based compensation expense (2)	(76)		(64)		(12)	18.8%
Business transformation costs(4)	(22)		(38)		16	(42.1)%
Business acquisition, integration related costs, divestitures and other(5)	(8)		(29)		21	(72.4)%
Adjusted Operating expenses (Non-GAAP)	$3,938		$3,770		$168	4.5%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and other asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For the 39 weeks ended September 26, 2026 and September 27, 2025, respectively, business transformation costs related to projects associated with information technology infrastructure initiatives and related workforce efficiencies.
(5)Includes: (i) aggregate acquisition, integration related costs and divestiture costs of $3 million and $24 million for the 39 weeks ended September 26, 2026 and September 27, 2025, respectively (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(6)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

(in millions, except ratios)	September 26, 2026	December 27, 2025	September 27, 2025
Total Debt (GAAP)	$5,104	$5,200	$4,952
Cash, cash equivalents and restricted cash	(54)	(41)	(56)
Net Debt (Non-GAAP)	$5,050	$5,159	$4,896
Adjusted EBITDA (1)	$2,062	$1,932	$1,883
Net Leverage Ratio (2)	2.4	2.7	2.6

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA